EXHIBIT 12
                      GENERAL MOTORS ACCEPTANCE CORPORATION

                       RATIO OF EARNINGS TO FIXED CHARGES

                            (In millions of dollars)

                                                              Three Months Ended
                                                                       March 31,

                                                           ------------------
                                                             1998      1997
                                                           --------  --------
Consolidated net income .................................  $  349.3  $  372.0
Provision for income taxes ..............................     165.5     258.5
                                                           --------  --------
Consolidated income before income taxes .................     514.8     630.5
                                                           --------  --------
Fixed Charges

  Interest and discount .................................   1,384.4   1,265.8
  Portion of rentals representative
    of the interest factor ..............................      18.2      14.8
                                                           --------  --------
Total fixed charges .....................................   1,402.6   1,280.6
                                                           --------  --------
Earnings available for fixed charges ....................  $1,917.4  $1,911.1
                                                           ========  ========
Ratio of earnings to fixed charges ......................    1.37      1.49
                                                           ========  ========


                                         Years Ended December 31,
                             ------------------------------------------------
                               1999       1998     1997      1996      1995
                             --------  --------  --------  --------  --------
Consolidated net income  ..  $1,527.3  $1,325.3  $1,301.1  $1,240.5  $1,031.0
Provision for income taxes      960.2     611.7     912.9     837.2     752.2
                             --------  --------  --------  --------  --------
Consolidated income before

  income taxes ............   2,487.5   1,937.0   2,214.0   2,077.7   1,783.2
                             --------  --------  --------  --------  --------
Fixed Charges

  Interest and discount ...   6,526.2   5,786.9   5,255.5   4,937.5   4,936.3
  Portion of rentals
    representative of the
    interest factor .......      97.7      79.1      69.8      77.8      54.5
                             --------  --------  --------  --------  --------
Total fixed charges .......   6,623.9   5,866.0   5,325.3   5,015.3   4,990.8
                             --------  --------  --------  --------  --------
Earnings available for

  fixed charges ...........  $9,111.4  $7,803.0  $7,539.3  $7,093.0  $6,774.0
                             ========  ========  ========  ========  ========
Ratio of earnings to
  fixed charges ...........    1.38      1.33      1.42      1.41      1.36
                             ========  ========  ========  ========  ========